Exhibit 99.1

NOBILITY HOMES, INC. ANNOUNCES SALES AND EARNINGS FOR ITS FISCAL YEAR 2009

Ocala, FL…January 7, 2010— Today Nobility Homes, Inc. (NASDAQ: NOBH) announced sales and earnings results for its fiscal year ended October 31, 2009. Sales for fiscal year 2009 were $11,869,333 as compared to $30,065,022 recorded in fiscal year 2008. Loss from operations for fiscal year 2009 was $2,230,641 versus income $1,615,141 in the same period a year ago. Net loss after taxes was $1,051,843 as compared to net income after taxes of $1,822,156 for the same period last year. Because of the number of repossessions that the Company has experienced over the past fiscal year related to its Finance Revenue Sharing Agreement, Nobility has set up a reserve of $300,000 for potential losses associated with the refurbishing and re-selling of the repossessions. Although the Company has currently not experienced any losses in disposing of the repossessions, the Company is concerned with the number of repossessions in inventory and may choose more aggressive pricing which could lead to some repossessions being sold for a loss. The net loss after taxes of $1,051,843 for fiscal year 2009 came after deducting $682,831 in non-cash losses for our investment in two retirement community limited partnerships and included a tax benefit of $1,106,589. Loss for the fiscal year of 2009 was ($0.26) per share compared to earnings of $0.45 per diluted share last year.

For the fourth quarter of fiscal 2009, sales were $2,836,483 as compared to sales of $5,799,686 recorded in fiscal year 2008. Loss from operations for the fourth quarter of 2009 was $527,557 versus income of $128,848 in the same period last year. Net loss after taxes was $444,117 as compared to net income after taxes of $215,872 for the same period last year. The net loss after taxes of $444,117 for the fourth quarter of 2009 came after deducting $409,488 in non-cash losses for our investment in two retirement community limited partnerships and included a tax benefit of $343,171. Loss for the fourth quarter of 2009 was ($0.11) per share compared to diluted earnings of $0.05 per share last year.

Nobility’s financial position during fiscal year 2009 remains strong with cash and cash equivalents, short and long-term investments of $10,103,491 and no outstanding debt. Working capital is $21,704,519 and our ratio of current assets to current liabilities is 27.9:1. Stockholders’ equity is $41,267,312 and the book value per share of common stock is $10.17. The Company repurchased in the open market 32,390 shares of its common stock during fiscal year 2009. The Company’s Board of Directors has authorized the purchase of up to 200,000 shares of the Company’s stock in the open market.

Terry Trexler, President stated, “Sales and operations for fiscal year 2009, were adversely impacted by our country’s severe economic uncertainty and the reduced manufactured housing shipments in Florida, plus the overall decline in Florida and the nation’s housing market. Industry shipments in Florida for fiscal year 2009 were down approximately 54% from the same period last year. Fiscal year 2009 was Nobility’s 42nd year of operating in our market area and proved to be our most challenging. Lack of retail and wholesale financing, increasing unemployment and home foreclosures, slow sales of existing site-built homes, very low consumer confidence and a poor economic outlook for the U.S. economy are just a few of the challenges our country, our industry, and Nobility faced.

Management understands that during these very challenging economic times, maintaining the Company’s strong financial position is vital for future growth and success. Because of deteriorating business conditions and the lack of any clarity that today’s economic challenges will improve significantly, the Company will continue to evaluate Prestige’s fifteen retail model centers in Florida, along with all expenses within the Company and react in a manner consistent with maintaining our strong balance sheet.

Although the overall housing picture, financial market and economy have declined significantly this past fiscal year and the immediate outlook for the manufactured housing industry in Florida and the nation is uncertain, the long-term demographic trends still favor future growth in the Florida market area we serve. Job formation, immigration growth and migration trends, plus consumers returning to more affordable housing should favor Florida. Management remains convinced that our specific geographic market is one of the best long-term growth areas in the country and, because of the strong operating leverage inherent in the Company, we expect to out-perform the industry. For fiscal 2010, the country must experience a better economy with less uncertainty, improved sales in the existing home market, declining unemployment, continued low interest rates, improving credit markets, increased consumer confidence and more retail financing for the demand of Nobility’s affordable homes to improve.

The Company invested as a limited partner in two new Florida retirement manufactured home communities in fiscal year 2008. Although these investments will report non-cash losses in the initial fill-up stage, management believes that the new attractive and affordable manufactured home communities for senior citizens will be a significant growth area for Florida in the future.”

Nobility Homes, Inc. has specialized for 42 years in the design and production of quality, affordable manufactured homes at its plant located in central Florida. With fifteen Company retail sales centers, a finance company joint venture, an insurance subsidiary, and an investment in two new affordable retirement manufactured home communities, Nobility is the only vertically integrated manufactured home company headquartered in Florida.

MANAGEMENT WILL NOT HOLD A CONFERENCE CALL. IF YOU HAVE ANY QUESTIONS, PLEASE CALL TERRY OR TOM TREXLER @ 800-476-6624 EXT 221 OR TERRY@NOBILITYHOMES.COM OR TOM@NOBILITYHOMES.COM

Certain statements in this report are forward-looking statements within the meaning of the federal securities laws, including our statement that working capital requirements will be met with internal sources. Although Nobility believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, there are risks and uncertainties that may cause actual results to differ materially from expectations. These risks and uncertainties include, but are not limited to, competitive pricing pressures at both the wholesale and retail levels, increasing material costs, continued excess retail inventory, increase in repossessions, changes in market demand, changes in interest rates, availability of financing for retail and wholesale purchasers, consumer confidence, adverse weather conditions that reduce sales at retail centers, the risk of manufacturing plant shutdowns due to storms or other factors, the impact of marketing and cost-management programs, reliance on the Florida economy, impact of labor shortage, impact of materials shortage, increasing labor cost, cyclical nature of the manufactured housing industry, impact of rising fuel costs, catastrophic events impacting insurance costs, availability of insurance coverage for various risks to Nobility, market demographics, management’s ability to attract and retain executive officers and key personnel, increased global tensions, market disruptions resulting from terrorist or other attack and any armed conflict involving the United States and the impact of inflation.

NOBILITY HOMES, INC.

Consolidated Balance Sheets

(Unaudited)

	October 31, 2009	November 1, 2008
Assets
Current assets:
Cash and cash equivalents	$3,995,167	$8,649,724
Short-term investments	253,605	168,210
Accounts receivable	963,032	654,529
Inventories	15,679,969	12,051,361
Prepaid income taxes	-	438,398
Income tax receivable	976,130	-
Prepaid expenses and other current assets	362,161	433,166
Deferred income taxes	279,818	298,408

Total current assets	22,509,882	22,693,796

Property, plant and equipment, net	4,138,336	4,342,401
Long-term investments	5,854,719	8,140,226
Other investments	6,599,846	7,222,276
Deferred income taxes	572,099	334,424
Other assets	2,397,793	2,397,939

Total assets	$42,072,675	$45,131,062

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$91,636	$186,477
Accrued compensation	62,610	201,155
Accrued expenses and other current liabilities	240,539	355,218
Customer deposits	410,578	717,951

Total current liabilities	805,363	1,460,801

Uncertain tax liabilities	-	275,000

Total liabilities	805,363	1,735,801

Commitments and contingent liabilities

Stockholders’ equity:
Preferred stock, $.10 par value, 500,000 shares authorized; none issued and outstanding	-	-
Common stock, $.10 par value, 10,000,000 shares authorized; 5,364,907 shares issued	536,491	536,491
Additional paid in capital	10,331,168	10,178,398
Retained earnings	39,897,911	41,968,423
Accumulated other comprehensive income	53,435	175
Less treasury stock at cost, 1,308,763 and 1,276,373 shares, respectively, in 2009 and 2008	(9,551,693)	(9,288,226)

Total stockholders’ equity	41,267,312	43,395,261

Total liabilities and stockholders’ equity	$42,072,675	$45,131,062

NOBILITY HOMES, INC.

Consolidated Statements of Operations and Comprehensive Income (Loss)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	October 31, 2009	November 1, 2008	October 31, 2009	November 1, 2008
Net sales	$2,836,483	$5,799,686	$11,869,333	$30,065,022

Cost of goods sold	(2,392,777)	(4,216,654)	(9,514,452)	(21,845,686)

Gross profit	443,706	1,583,032	2,354,881	8,219,336

Selling, general and administrative expenses	(971,263)	(1,454,184)	(4,585,522)	(6,604,195)

Operating income (loss)	(527,557)	128,848	(2,230,641)	1,615,141

Other income (expense):
Interest income	112,071	156,841	391,289	546,764
Undistributed earnings in joint venture - Majestic 21	46,742	54,963	183,901	283,693
Earnings from finance revenue sharing agreement	-	161,600	157,700	697,900
Undistributed losses from investments in retirement community limited partnership	(409,488)	(300,632)	(682,831)	(468,828)
Miscellaneous	(9,056)	39,372	22,150	59,777

Total other income (expense)	(259,731)	112,144	72,209	1,119,306

Income (loss) before income tax benefit (expense)	(787,288)	240,992	(2,158,432)	2,734,447

Income tax benefit (expense)	343,171	(25,120)	1,106,589	(912,291)

Net income (loss)	(444,117)	215,872	(1,051,843)	1,822,156

Other comprehensive income (loss), net of tax:
Unrealized investment gain (loss)	910	(137,435)	53,261	(234,549)

Comprehensive income (loss)	$(443,207)	$78,437	$(998,582)	$1,587,607

Weighed average number of shares outstanding:
Basic	4,056,144	4,089,859	4,064,208	4,088,121
Diluted	4,056,144	4,092,655	4,064,208	4,091,645

Earnings (loss) per share:
Basic	$(0.11)	$0.05	$(0.26)	$0.45
Diluted	$(0.11)	$0.05	$(0.26)	$0.45

Cash dividends paid per common share	$-	$-	$0.25	$0.50